Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Star Fashion Culture Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(2)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0.00001 per share(2)	457(o)	20,000,000	$0.40	$8,000,000	0.0001531		$1,224.80
Fees Previously Paid	Equity	Class A Ordinary Shares, par value $0.00001 per share(3)(4)	457(c)	4,000,000	$1.23	$4,920,000	0.0001531		$753.25

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$12,920,000			$1,978.05
	Total Fees Previously Paid							$
	Total Fee Offsets							$
	Net Fee Due								$1,978.05

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3)	This Registration Statement also covers the resale by the Resale Shareholders of up to 4,000,000 Class A Ordinary Shares as named in the Registration Statement.

(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price is equal to the average of the high and low prices of shares of Star Fashion Culture Holdings Limited’s Class A Ordinary Shares on the Nasdaq Capital Market on May 13, 2025, multiplied by the number of shares registered.